UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 5, 2007

Belvedere SoCal

(Exact Name of Registrant as Specified in Its Charter)

California

(State or Other Jurisdiction of Incorporation)

333-141453	20-8356735
(Commission File Number)	(IRS Employer Identification No.)

One Maritime Plaza, Suite 825, San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

(415) 434-1236

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) - On December 5, 2007, Belvedere SoCal, and its wholly owned subsidiary Professional Business Bank entered into a written employment agreement with Michael McCall, the Chief Financial Officer for both entities. The term of the agreement is for three years and provides Mr. McCall with a base annual salary of $225,000, and makes him eligible for a performance-based bonus of up to 30% of his annual salary. The employment agreement also provides for an option to purchase shares of Belvedere SoCal in an amount equal to 0.60% of Belvedere SoCal’s common stock outstanding as of the completion of the company’s completed acquisition of Professional Business Bank and pending acquisition of Spectrum Bank. The employment agreement also provides Mr. McCall with typical benefits available to other senior executives of the company including paid vacation, participation in the company’s 401(k) plan, health and dental insurance, reimbursement of business expenses, and a car allowance. Finally, the agreement provides certain severance benefits to Mr. McCall in the event he is terminated by the company without cause.

Section 8 - Other Events

Item 8.01	Other Events.

On December 7, 2007, Belvedere SoCal and First Heritage Bank N.A. issued a joint press release announcing the termination of negotiations regarding their previously announced strategic alliance and non-binding term sheet. A copy of the press release is attached to this 8-K as Exhibit 99.1, and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated December 7, 2007

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2007

Belvedere SoCal

By:	/s/ Alison Davis
Alison Davis
Chief Executive Officer
(Principal Executive Officer)

Exhibit Index:

99.1	Press Release dated December 7, 2007